CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

METRO BANCORP RAISES $77.9 MILLION IN

COMMON STOCK OFFERING AND REPORTS

AN INCREASE IN LOANS AND DEPOSITS

October 26, 2009 – Harrisburg, PA – Metro Bancorp, Inc. (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, reported that the Company has raised $77.9 million in new capital through a common stock offering during the third quarter and the subsequent exercise of a 10% over-allotment option by the offering underwriters.  The Company also reported increased loans and deposits for the third quarter, announced Gary L. Nalbandian, Chairman, President and CEO.

	Third Quarter Financial Highlights (in millions, except per share data)
	Quarter Ended			Nine Months Ended
	09/30/09	09/30/08	% Change	09/30/09	09/30/08	% Change
Total assets	$2,086.5	$2,125.3	(2)%

Total deposits	1,737.0	1,689.8	3%

Total loans (net)	1,456.6	1,369.1	6%

Total revenues	$25.5	$26.0	(2)%	$74.3	$76.2	(2)%

Net income (loss)	(0.5)	3.4	(114)%	(1.0)	10.1	(110)%

Diluted net income (loss) per share	$(0.08)	$0.52	(115)%	$(0.16)	$1.55	(110)%

Metro Bancorp - $77.9 million in New Capital

On September 30, 2009, Metro Bancorp completed a common stock offering of 6.25 million shares for net new capital proceeds of $70.7 million. Subsequent to the end of the quarter, the underwriters of the offering exercised a 10% over-allotment option and Metro Bancorp issued an additional 625,000 common shares for net proceeds of $7.1 million.

The new capital enables Metro Bancorp to:

•	Be one of the most strongly capitalized banks in America

•	Report total capital of $196 million, a total capital ratio of 13.89% and a leverage ratio of 11.21%

•	Pursue an aggressive growth plan including the pending acquisition of Republic First Bancorp and new store development

The New Metro Bank is “America’s Next Great Bank”

The former Commerce Bank/Harrisburg rebranded as Metro Bank, “America’s Next Great Bank,” in the second quarter.  Customers have enthusiastically embraced the new Metro Bank brand, as well as the Company’s seamless complete systems conversion.

Chairman’s Statement

Commenting on the Company’s financial results, Chairman Nalbandian stated “We continue to be extremely pleased with the successful transition of all services from TD Bank, N.A. (“TD”) to FISERV during the second and third quarters and with the completion of our seamless re-branding efforts. Also, the additional capital we recently raised provides us with a strong foundation for our future growth plans.

We also continue to prepare for our merger with Republic First Bancorp (NASDAQ Market Symbol: FRBK) as we embark on an exciting plan to expand into the Metro Philadelphia market. The merger is expected to close in the fourth quarter of 2009 upon regulatory approval and the combined company will have total assets of approximately $3.2 billion and 45 offices in Pennsylvania and New Jersey.”

Mr. Nalbandian noted the following highlights from the third quarter ended September 30, 2009:

➢
The completion of the common stock offering contributed to an overall increase in stockholders’ equity of $81.7 million, or 72%, over the past twelve months to $195.7 million and a total risk-based capital ratio of 13.89%.

➢	Both the Company and its subsidiary bank are very “well-capitalized” under various regulatory capital guidelines as required by federal banking agencies.

➢	Total deposits increased $47.2 million to $1.74 billion from one year ago.

➢	Core consumer deposits increased by $158.9 million, or 24%, over the previous twelve months to $821.3 million. Consumer deposits now total 48% of total core deposits.

➢
The Company recorded a net loss of $490,000, or ($0.08) per fully-diluted share, for the third quarter vs. net income of $3.4 million, or $0.52 per fully diluted share, for the same period one year ago.  Impacting the third quarter results were the following:

•
One time charges associated with the transition of data processing and technology network services as well as the Company’s re-branding totaled approximately $1.8 million during the third quarter.  The Company also incurred a higher level of salary and benefits, data processing and telecommunications costs related to additional personnel and information technology infrastructure to perform certain services in-house which were previously performed by TD.  These higher expenses were partially offset by the recognition of the remaining $2.75 million of the total $6 million fee Metro received from TD.  This fee was to partially defray the total costs of transition and re-branding.

•	The Company made a total provision for loan losses of $3.7 million for the third quarter vs. $1.7 million for the third quarter of 2008.

➢	Total assets reached $2.09 billion.

➢	In this extremely difficult credit environment, net loans grew $87.5 million, or 6%, over the past twelve months to a total of $1.46 billion.

➢	The allowance for loan losses increased by $730,000, or 5%, over the past twelve months in spite of net charge-offs totaling $13.3 million over the same twelve month period.

➢
Total revenues for the quarter were $25.5 million as compared to $26.0 million for the same quarter one year ago. The slight decrease is due to a lower level of net interest income which is primarily the result of a lower interest rate environment during the third quarter for 2009 as compared to 2008.

➢
The Company’s net interest margin on a fully taxable basis for the third quarter of 2009 was 3.92% vs. 3.95% for the previous quarter and compared to 4.11% for the same period one year ago.  Our deposit cost of funds for the third quarter was 0.99% as compared to 1.42% for the same period one year ago, while core deposits grew from $1.68 billion to $1.72 billion over the past twelve months.

➢	Noninterest income totaled $6.9 million for the third quarter of 2009, up $488,000, or 8%, over the third quarter of 2008.

➢	For the 12th time in the past 13 years, the Central Penn Business Journal has named Metro Bancorp as one of the 50 Fastest Growing Companies in Central Pennsylvania.

Income Statement

	Three months ended September 30,				Nine months ended September 30,
(dollars in thousands, except per share data)	2009	2008	% Change		2009	2008	% Change
Total revenues	$25,532	$26,017	(2	) %	$74,310	$76,173	(2	) %
Total expenses	22,799	19,361	18		66,064	57,339	15
Net income (loss)	(490)	3,433	(114)		(1,008)	10,145	(110)
Diluted net income (loss) per share	$(0.08)	$0.52	(115	) %	$(0.16)	$1.55	(110	) %

Total revenues (net interest income plus noninterest income) for the third quarter decreased $485,000 to $25.5 million, down 2% from the third quarter of 2008. The slight decrease is due to a lower level of net interest income which is primarily the result of a lower interest rate environment during the third quarter of 2009 as compared to 2008. Total revenues for the first nine months of 2009 totaled $74.3 million as compared to $76.2 million for the first nine months of 2008.  Excluding net losses on investment securities, primarily as a result of other-than-temporary impairment (“OTTI”) on three private-label collateralized mortgage obligations (“CMO’s”), total revenues were down $1.3 million.

The Company recorded a net loss of $490,000 for the third quarter of 2009, down from net income of $3.4 million for the third quarter of 2008. Net loss per fully diluted share for the quarter was $(0.08), down from the fully diluted net income per share of $0.52 recorded for the same period a year ago.

The net loss is attributable to a combination of the higher level of expenses incurred during the third quarter associated with the Company’s transition of data processing and technology network services to a new provider, the continued costs associated with a complete rebranding of the Company and its subsidiary Bank and a higher level of provision for loan losses.

Net loss totaled $1.0 million for the first nine months of 2009 as compared to net income of $10.1 million for the same period in 2008.  The 2009 loss is a direct result of expenses associated with the transition of services, provision for loan losses of $10.6 million for the first nine months of 2009 compared to $4.1 million for the same period of 2008, net securities losses of $755,000 primarily due to OTTI charges and the $960,000 FDIC special assessment charge incurred during the second quarter of 2009.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2009 totaled $18.7 million vs. $19.7 million recorded a year ago.  Net interest income for the first nine months of 2009 totaled $57.0 million vs. $57.3 million in 2008.

The net interest margin on a fully-taxable basis for the third quarter of 2009 was 3.92% vs. 3.95% for the previous quarter and compared to 4.11% for the third quarter of 2008. Average interest earning assets for the quarter were the same as the third quarter of 2008; however, the level of interest income earned was offset by a decrease in the yield on those earning assets as a result of a 175 basis points (bps) reduction in short-term market interest rates by the Federal Reserve Bank over the past twelve months.

Total noninterest-bearing deposits averaged $311.5 million for the third quarter of 2009, up $33.9 million, or 12%, over third quarter last year. At the same time, average interest-bearing liabilities for the third quarter of 2009 were $1.62 billion compared to $1.66 billion for the same period one year ago.  Total interest expense for the quarter was down $2.7 million, or 33%, from the third quarter of 2008 as a result of a 56 bps reduction in the Company’s total cost of funds.

On a fully-taxable basis, the Company’s net interest margin for the first nine months of 2009 was 3.94% vs. 4.14% for the same period in 2008, despite a much lower interest rate environment throughout 2009.

The Company’s deposit cost of funds was 1.04% for the first nine months of 2009, down 47 bps from 1.51% for the same period last year.

Change in Net Interest Income and Rate/Volume Analysis

As shown below, the change in net interest income on a tax equivalent basis for the quarter was due primarily to volume changes in the Company’s earning assets.

(dollars in thousands)	Net Interest Income
2009 vs. 2008	Volume Change	Rate Change	Total Change	% Change
3rd Quarter	$(791)	$(90)	$(881)	(4)%
Nine Months	264	(141)	123	0%

Noninterest Income

Noninterest income for the third quarter of 2009 totaled $6.9 million, up $488,000, or 8%, over $6.4 million a year ago.

	Three months ended September 30,				Nine months ended September 30,
(dollars in thousands)	2009	2008	% Change		2009	2008	% Change
Deposit charges and service fees	$5,892	$6,016	(2	) %	$17,243	$17,935	(4	) %
Other income	398	349	14		791	1,073	(26)
Subtotal	6,290	6,365	(1)		18,034	19,008	(5)
Gain (loss) on securities	563	-	-		(755)	(157)	(381)
Total noninterest income	$6,853	$6,365	8%		$17,279	$18,851	(8	) %

Excluding securities gains and losses, noninterest income for the third quarter was $6.3 million vs. $6.4 million for the same period in 2008. During the third quarter, the Company recorded net gains on the sale of investment securities of $1.5 million.  These gains were partially offset by a $952,000 charge for other-than-temporary impairment on three private-label collateralized mortgage obligations (“CMO’s”) held in the Bank’s investment portfolio.  The impacted CMO’s are the same three which the Bank took a charge for in the second quarter of 2009.  Noninterest income for the first nine months of 2009 was $17.3 million compared to $18.9 million in 2008.  The first nine months of 2009 were also impacted by a $627,000 loss on the sale of $12.2 million of student loans during the first quarter combined with net losses on investment securities in the second and third quarters of 2009.  Excluding the above mentioned charges, noninterest income totaled $18.7 million for the first nine months of the 2009 compared to $19.0 million for the previous year.

Non-interest Expenses

Non-interest expenses for the third quarter of 2009 were $22.8 million, up $3.4 million, or 18%, over $19.4 million recorded one year ago.  The breakdown of non-interest expenses for the third quarter and for the first nine months of 2009 and 2008 are shown in the following table:

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2009	2008	% Change	2009	2008	% Change
Salaries and employee benefits	$10,643	$9,507	12%	$31,941	$27,730	15%
Occupancy and equipment	3,228	3,078	5	9,375	9,334	-
Advertising and marketing	830	655	27	1,875	2,318	(19)
Data Processing	2,537	1,803	41	6,739	5,337	26
Regulatory assessments and related fees	830	541	53	3,256	2,280	43
Core system conversion/branding (net)	(911)	-	-	(523)	-	-
Merger/acquisition	250	-	-	655	-	-
Other expenses	5,392	3,777	43	12,746	10,340	23
Total non-interest expenses	$22,799	$19,361	18%	$66,064	$57,339	15%

Included in non-interest expenses for the third quarter of 2009 were one-time charges of approximately $1.8 million associated with the transition of data processing and technology network services as well as the costs of rebranding to Metro Bank. The increase in salary and benefit expenses includes the impact of additional staffing in operations and information technology to handle the conversion processes as well as functions that were previously performed by TD but are now performed in-house. Data processing costs for the quarter were up $734,000, or 41%, over the same period in 2008, again associated with the transition of services and conversion of systems. Total “other expenses” were up $1.6 million, or 43%, for the third quarter of 2009 over the third quarter one year ago. Included in this total are telephone and call center support costs which account for

$847,000, or 52%, of the increase over the prior year. The Company utilized higher call center staffing levels throughout the third quarter to assist customers with post conversion questions. Also included are increased expenses associated with problem loans and non-credit related losses as well as $250,000 associated with the Company’s pending acquisition of Republic First Bancorp.

Total non-interest expenses for the third quarter were offset partially by the recognition of $2.75 million of the total $6 million fee paid to Metro Bank by TD.  This fee was used to partially defray the costs of transition and re-branding.  Total non-interest expenses for the first nine months of 2009 were $66.1 million, up $8.7 million, or 15%, over the first nine months of 2008.  Increases in expenses for the first nine months of 2009 over 2008 mirror those for the third quarter as discussed above. Total non-interest expenses for the first nine months of 2009 were offset partially by the $6 million fee as mentioned above. The core system conversion and branding expense line in the table above reflects recognition of $2.75 million of the fee and the entire $6 million fee for the three months and nine months ended September 30, 2009, respectively.

Balance Sheet

	September 30,
(dollars in thousands)	2009	2008	% Change
Total assets	$2,086,495	$2,125,279	(2)%

Total loans (net)	1,456,636	1,369,149	6%

Total deposits	1,736,961	1,689,760	3%

Total core deposits	1,721,859	1,681,250	2%

Total stockholders’ equity	195,722	114,070	72%

Total borrowings and debt	138,050	310,088	(55)%

Lending

Total gross loans increased $88.2 million, or 6%, to $1.47 billion from $1.38 billion one year ago, with the growth represented across most loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	September 30, 2009	% of Total	September 30, 2008	% of Total	$ Change	% Change
Commercial	$498,669	34%	$434,236	31%	$64,433	15%
Owner occupied	275,353	19	266,989	19	8,364	3
Total commercial	774,022	53	701,225	50	72,797	10
Consumer/residential	309,156	21	325,778	24	(16,622)	(5)
Commercial real estate	388,076	26	356,034	26	32,042	9
Gross loans	$1,471,254	100%	$1,383,037	100%	$88,217	6%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarters Ended
	September 30, 2009	June 30, 2009	September 30, 2008
Non-performing assets/total assets	1.53%	1.61%	0.57%
Net loan charge-offs (annualized)/avg total loans	2.29%	0.16%	0.01%
Loan loss allowance/total loans	0.99%	1.33%	1.00%
Non-performing loan coverage	58%	61%	119%
Non-performing assets/capital and reserves	15%	24%	10%

Non-performing assets and loans past due 90 days at September 30, 2009 totaled $32.0 million, or 1.53%, of total assets, down from $33.4 million, or 1.61% of total assets, at June 30, 2009 and as compared to $12.2 million, or 0.57%, of total assets one year ago. The Company’s third quarter provision for loan losses totaled $3.7 million as compared to $1.7 million recorded in the third quarter of 2008. For the first nine months of 2009, the loan loss provision totaled $10.6 million vs. $4.1 million for the first nine months of 2008. The increase in the provision for loan losses over the prior year is a result of the Company’s loan growth of $88.2 million over the past twelve months as well as the increase in the level of non-performing loans from September 30, 2008 to September 30, 2009. The allowance for loan losses totaled $14.6 million as of September 30, 2009, an increase of $730,000, or 5%, over the total allowance of $13.9 million at September 30, 2008.  The allowance represented 0.99% and 1.00% of gross loans outstanding at September 30, 2009 and 2008, respectively.

Total net charge-offs for the third quarter of 2009 were $8.4 million vs. $22,000 for the third quarter of 2008. Approximately $6.0 million, or 71%, of total charge-offs for the third quarter were associated with only five different relationships. Total net charge-offs year to date were $12.7 million compared to $929,000 for the first nine months of 2008.  Approximately $10.1 million, or 79%, of total loan charge-offs year-to-date were associated with a total of seven different relationships.

Core Deposits

Change in core deposits by type of account is as follows:

	September 30,
(dollars in thousands)	2009	2008	% Change	3rd Quarter 2009 Cost of Funds
Demand non-interest-bearing	$307,192	$278,911	10%	0.00%
Demand interest-bearing	856,360	777,213	10	0.92
Savings	304,542	437,153	(30)	0.56
Subtotal	1,468,094	1,493,277	(2)	0.64%
Time	253,765	187,973	35	2.97
Total core deposits	$1,721,859	$1,681,250	2%	0.99%

Change in core deposits by type of customer is as follows:

	September 30,	% of	September 30,	% of	%
(dollars in thousands)	2009	Total	2008	Total	Change
Consumer	$821,261	48%	$662,405	39%	24%
Commercial	513,741	30	631,504	38	(19)
Government	386,857	22	387,341	23	0
Total	$1,721,859	100%	$1,681,250	100%	2%

Consumer core deposits grew by $158.9 million, or 24%, over the past twelve months.

Investments

At September 30, 2009, the Company’s investment portfolio totaled $393.8 million. Detailed below is information regarding the composition and characteristics of the portfolio at September 30, 2009:

Product Description	Available for Sale	Held to Maturity	Total
(dollars in thousands)
Mortgage-backed securities:
Federal government agencies pass through certificates	$35,065	$57,634	$92,699
Collateralized mortgage obligations	231,705	35,613	267,318
U.S. Government agencies/other	30,183	3,620	33,803
Total	$296,953	$96,867	$393,820
Duration (in years)	2.5	2.8	2.6
Average life (in years)	3.0	3.2	3.0
Quarterly average yield	4.04%	4.80%	4.22%

At September 30, 2009, the after-tax unrealized loss on the Bank’s available for sale portfolio was $8.3     million as compared to $14.9 million at June 30, 2009 and $14.3 million at September 30, 2008. At September 30, 2009, the Company recorded a $952,000 charge against third quarter earnings for other-than-temporary credit losses on three private-label collateralized mortgage obligations held in the Bank’s available for sale portfolio.

Capital

Stockholders’ equity at September 30, 2009 totaled $195.7 million, an increase of $81.7 million, or 72%, over stockholders’ equity of $114.1 million at September 30, 2008. Return on average stockholders’ equity (ROE) for the third quarter and nine months ended September 30, 2009 and 2008, respectively, is shown below:

Return on Equity
Three Months Ended September 30,		Nine Months Ended September 30,
2009	2008	2009	2008
(1.47)%	11.96%	(1.10)%	11.98%

The Company’s capital ratios at September 30, 2009 were as follows:

	Metro	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	11.21%	5.00%
Tier 1	13.07	6.00
Total Capital	13.89	10.00

At September 30, 2009, the Company’s book value per share was $15.22.

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the proposed merger with Republic First and the financial condition, liquidity, results of operations, future performance and business of Metro. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control).   The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved.  You should understand that various factors, in addition to those discussed elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:

•
whether the transactions contemplated by the merger agreement with Republic First will be approved by the applicable federal, state and local regulatory authorities and, if approved, whether the closing conditions to the proposed merger will be satisfied;

•
the Company’s ability to complete the proposed merger with Republic First and the merger of Republic Bank with and into Metro Bank, to integrate successfully Republic First’s assets, liabilities, customers, systems and management personnel into the Company’s operations, and to realize expected cost savings and revenue enhancements within expected timeframes or at all;

•
the possibility that expected Republic First merger-related charges will be materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities at the effective date of the merger and related adjustments to yield and/or amortization of the acquired assets and liabilities will be materially different from those forecasted;

•	adverse changes in the Company’s or Republic First’s loan portfolios and the resulting credit risk-related losses and expenses;

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
general economic or business conditions, either nationally, regionally or in the communities in which either the Company or Republic First does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;

•	continued levels of loan quality and volume origination;

•	the adequacy of loss reserves;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa, based on price, quality, relationship or otherwise;

•	unanticipated regulatory or judicial proceedings and liabilities and other costs;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	the loss of certain key officers;

•	continued relationship with major customers;

•	the Company’s ability to grow the business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

•	compliance with laws and regulatory requirements of federal, state and local agencies;

•	the ability to hedge certain risks economically;

•	effect of terrorists attacks and threats of actual war;

•	deposit flows;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and

•	the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.  The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.  For information, concerning events or circumstances after the date of this report, refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).